Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

December 15, 2017

Noble Midstream Partners LP

1001 Noble Energy Way

Houston, Texas 77070

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-221252 (the “Registration Statement”), filed by Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Partnership is issuing 3,680,000 common units representing limited partner interests in the Partnership (the “Common Units”). The Common Units are to be sold by the Partnership pursuant to an underwriting agreement dated December 12, 2017 (the “Underwriting Agreement”), by and among (a) the Partnership and Noble Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) and (b) Citigroup Global Markets Inc., as representative of the several underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended to date (the “Certificate of Limited Partnership”); (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 20, 2016, as amended to date (the “Partnership Agreement”); (iii) the Certificate of Formation of the General Partner, as amended to date; (iv) the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated September 20, 2016, as amended to date; (v) the resolutions of the Board of Directors of the General Partner and the Pricing Committee of the General Partner, with respect to the Registration Statement and the issuance of the Common Units; (vi) the Registration Statement; and (vii) the prospectus supplement dated December 12, 2017 relating to the offering of the Common Units. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership and

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Noble Midstream Partners LP

December 15, 2017

the General Partner and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the General Partner.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance and sale of 3,680,000 of the Common Units covered by the Registration Statement pursuant to the Underwriting Agreement have been duly authorized by the Partnership, and when such Common Units have been paid for, issued and delivered in accordance with the terms of the Underwriting Agreement, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Noble Midstream Partners LP

December 15, 2017

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP